Exhibit 10.34

Employment and Separation Agreement
and
General Release

This Employment and Separation Agreement and General Release (“Agreement”) is made and entered into this 26th day of October, 2016 (the “Effective Date”) by and between Universal Electronics BV, a Netherlands Corporation (“UEBV”) on behalf of itself, its officers, directors, shareholders, employees and agents (in their individual and representative capacities), and its parent, affiliates, predecessor, successor, subsidiary and other related entities, and its insurers and each of them, jointly and severally (herein collectively called the “UEBV Entities”), and Paul J. M. Bennett, a Netherlands resident, on behalf of himself and his heirs, executors, guardians, administrators, successors and assigns, and each of them, jointly and severally (herein singularly and collectively called “Executive”), who agree to be bound by all of the terms and conditions hereof.

WITNESSETH:

Whereas, Executive has been employed by and/or holds various director and/or employee positions of the various UEBV Entities, all as set forth in Exhibit A attached hereto, collectively the “Positions”.

Whereas, Executive has advised that he would like to retire and in this regard has indicated his willingness to work full time through December 31, 2017 and thereafter work on a part-time basis until June 30, 2019, during which times he will assist in the transition and education of his successor and on such other projects on which his services may be requested; and

Whereas, effective on the “Separation Date” (as defined in Paragraph 2 of this Agreement), Executive’s employment with the UEBV Entities shall be terminated and such termination shall be deemed voluntary and without cause for purposes of this Agreement, and on such date Executive shall voluntarily acknowledge and accept such termination; and

Whereas, on the Effective Date, Executive shall resign all director and/or member positons with the UEBV Entities and shall execute such documents as are necessary to effect such resignations.

Now, Therefore, in consideration of the mutual covenants and promises of the parties to this Agreement, including without limitation, UEBV’s agreement to pay Executive pursuant to Paragraph 3 of this Agreement and the acceleration of the stock options and other stock awards pursuant to Paragraph 4 of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and UEBV (on behalf of itself and the UEBV Entities) agree as follows:

1.EMPLOYMENT AND BOARD/MEMBER POSITIONS.

(a)From the Effective Date until the end of business (Central European Time) on December 31, 2017 (or the Separation Date should it occur prior to December 31, 2017), Executive will continue to be employed by those UEBV Entities as set forth in Exhibit A, retaining such employment titles as further set forth on Exhibit A (until requested by Executive’s superiors to change such titles) and shall continue to serve the UEBV Entities as an employee, and shall faithfully, diligently, competently and, to the best of his ability, devote his full business time, energy and attention (unless otherwise agreed to by the parties) to the business of the UEBV Entities and to the promotion of their interest.

(b)Immediately on the Effective Date, Executive shall resign all Board positions of any of the UEBV Entities (as such Board positions are also set forth on Exhibit A) by executing and delivering such letters of resignation in the form attached here to as Exhibit B.

(c)Effective on and commencing on January 1, 2018 and continuing until the end of business (Central European Time) on the Separation Date, Executive will continue to be employed by those UEBV Entities as further set forth in Exhibit A, retaining such employment titles as further set forth on Exhibit A (until requested by Executive’s superiors to change such titles), and shall faithfully, diligently, competently and, to the best of his ability, devote no less than 20 hours per week of his business time, energy and attention (unless otherwise agreed to by the parties) to the business of the UEBV Entities and to the promotion of their interest, although it is understood and agreed to by the parties that commencing on January 1, 2018 Executive shall no longer be required to maintain a presence in the offices of UEBV.

(d)During Executive’s employment and until the Separation Date, Executive shall report to the Chief Executive Officer of Universal Electronics Inc. (“UEI”) and perform those duties and carry out those responsibilities as shall be assigned to him from time to time by UEI’s Chief Executive Officer, which duties and responsibilities shall include, without limitation, assisting in the search for, hiring of, and training and other education of members in the UEBV organization, including his successor (which shall include introducing his successor to clients, customers, suppliers, and other company relations) and such other projects or duties as shall be assigned to Executive from time to time.

(e)Executive recognizes that the UEBV Entities’ organization, business and relationship with clients, prospective clients and others having business dealings with the UEBV Entities are and will be the sole property of the UEBV Entities and Executive shall have no separate interests or rights with respect thereto, except as an employee of the UEBV Entities. Executive may own less than a five percent (5%) interest in a supplier, customer, client, or competitor of UEI if the supplier, client, or competitor is a publicly traded company.

(f)Executive agrees that the UEBV Entities shall be entitled to all of the benefits, emoluments, profits, discoveries or other issues arising from, incident to and related to any and all work, services and advice of Executive to the UEBV Entities in carrying out his duties and responsibilities hereunder. During Executive’s employment, Executive shall not, without the written consent of the UEBV Entities, directly or indirectly, render services to or for any person, firm, corporation or other entity or organization, whether or not in exchange for compensation, regardless of the form in which such compensation, if any, is paid and whether or not it is paid directly or indirectly to him if the rendering of such service would interfere with the performance of his duties and responsibilities to the UEBV Entities hereunder or are otherwise in competition with the UEBV Entities. Notwithstanding the foregoing sentence, Executive may spend time and attention to personal investment and community activity matters and such other personal matters consistent with the UEBV Entities’ policies and procedures set forth within the UEBV Entities’ policy manuals in effect from time to time which are equally applicable to all of UEI’s employees, so long as the spending of such time and attention does not substantially interfere with the performance of his duties and responsibilities to the UEBV Entities hereunder; provided however, that the UEBV Entities understands and agrees that during his employment until the Separation Date, Executive shall be permitted to devote a reasonable amount of time during the work day to seek new employment or other professional opportunities.

(g)During the period of Executive’s employment with the UEBV Entities from the Effective Date until the Separation Date, the UEBV Entities shall pay and/or provide to Executive the following:

(i)From the Effective Date and continuing until the end of business (Central European Time) on December 31, 2017 (or the Separation Date should it occur prior to December 31, 2017), a base salary equal to Executive’s base salary in place and paid to him by the UEBV Entities in the same percentage split as immediately prior to the Effective Date and otherwise in accordance with the UEBV Entities’ standard and established payroll practices and procedures.

(ii)Commencing on January 1, 2018 and continuing until the end of business (Central European Time) on the Separation Date, a base salary equal to the monthly rate of Fourteen Thousand, Four Hundred Forty-Four and 45/100 Euros (€14.444,45), to be paid to him by the UEBV Entities in the same percentage split as immediately prior to January 1, 2018 and otherwise in accordance with the UEBV Entities’ standard and established payroll practices and procedures.

(iii)    So long as Executive remains in the employ of the UEBV Entities through and until June 30, 2019 and is otherwise not in breach of any of the terms of this Agreement, Executive shall be entitled to a stay bonus equal to One Hundred, Twenty-Five Thousand and 00/100 Euros (€125.000,00) (the “Stay Bonus”), which shall be paid to him at the time of payment of his final payroll as set forth in Paragraph 3.

(iv)    All benefits listed in this subparagraph 1(g)(iv) and that were in place and provided to Executive by the UEBV Entities and on the same terms and conditions in effect immediately prior to the Effective Date, which benefits include vacation, life, health and disability insurances, automobile allowance, and participation in Executive’s pension scheme and the 2016 bonus plan ratified and approved by the Board of Directors of UEI at its meeting held on December 9, 2015 and the 2017 bonus plan, if any, that may be ratified and approved by the Board of Directors of UEI during the fourth quarter of 2016. Executive further acknowledges and agree that as of the Effective Date, except as set forth in this subparagraph 1(g)(iv) he shall no longer participate in nor be entitled to any bonus programs or plans or new stock option or restricted stock grants or issuances established and/or approved after the Effective Date.

(v)    All previously granted stock options and restricted stock awards shall continue to vest in accordance with the terms of such grants, awards, and stock incentive plans and agreements provided to Executive prior to the Effective Date, all as set forth in Paragraph 4.

(h)Notwithstanding anything contained in this Agreement to the contrary, Executive may resign prior to the June 30, 2019, in which event, all compensation as set forth in this Paragraph 1 (including specifically and without limitation, the Stay Bonus) shall cease on such resignation date, and for which Executive acknowledges and agrees that he has no independent right to any such compensation and specifically the Stay Bonus, and except for those provisions which by their terms survive, this Agreement shall terminate without further action by the parties.

2.SEPARATION AS AN EMPLOYEE. In addition to the resignations as set forth in subparagraphs 1(b) and 1(c), effective at the end of business on June 30, 2019 (Central European Time) (or such earlier date should Executive resign earlier) (the “Separation Date”), Executive’s employment with UEBV shall be terminated without further action needed to be taken by UEBV or Executive and such termination shall be deemed voluntary and without cause and Executive hereby voluntarily acknowledges and accepts such termination.

3.PAYMENTS ON SEPARATION. On the Separation Date, the UEBV Entities will pay to Executive, in the same percentage split as immediately prior to the Separation Date and otherwise in accordance with the UEBV Entities’ standard and established payroll practices and procedures, Executive’s final payroll and Stay Bonus (provided however, the Stay Bonus will only be included in this final pay if Executive is entitled to the Stay Bonus as set forth in subparagraph 1(g)(iii)), less deduction of appropriate taxes and other customary withholdings. Such final pay (and Stay Bonus, if entitled) shall be given to Executive on the Separation Date, the receipt of which will be acknowledged by Executive in writing upon receipt, or in the absence of such written acknowledgment, shall be acknowledged by accepting and depositing such final pay (and Stay Bonus, if entitled) by Executive. Executive acknowledges and agrees that such final pay (and Stay Bonus, if entitled) represent all compensation, salary, profit sharing, bonuses, commissions and any other payments, benefits or other compensation of any kind to which Executive is entitled.

4.STOCK OPTIONS AND OTHER STOCK AWARDS. As of the Effective Date, Executive hereby agrees that all stock options and other stock awards granted to Executive and/or to which Executive has been promised or entitled are as listed below and Executive acknowledges, represents, warrants and agrees that (i) this Paragraph 4 accurately lists all stock options and other stock awards granted to Executive which have either not expired or have not been fully exercised, (ii) there are no other stock options or other stock awards which have been granted to Executive which have either not expired or have not been fully exercised, (iii) except as otherwise set forth herein, Executive has not exercised any of the stock options as listed herein, (iv) no other stock options, stock awards, or any other stock-based compensation have been promised to Executive, and (v) Executive is not entitled to any other stock options, stock awards, or stock-based compensation nor shall he be entitled to any other stock options, stock awards, or stock-based compensation during the term of this Agreement.

(a)	Stock Options.

Certificate No.	Plan	Grant Date	Grant Price (US$)	Options Granted	Options Exercised	Total Options Outstanding	Vested Options Outstanding	Expiration Date
00024	2006	1/25/2010	24.910	16,700	—	16,700	16,700	1/25/2020
00002	2010	4/6/2011	29.250	13,700	—	13,700	13,700	4/6/2021
00021	2010	2/12/2014	35.245	15,395	—	15,395	12,829	2/12/2021
00001	2014	2/12/2015	65.540	10,095	—	10,095	5,047	2/12/2022
00006	2014	1/1/2016	51.385	11,975	—	11,975	—	1/1/2023

						67,865	48,276

During the term of this Agreement, Executive shall continue to vest in the options set forth in the listing above in accordance with such options’ terms and conditions. Immediately on the Separation Date and so long as all of such options’ terms and conditions have been met, Executive shall become fully vested in 100% of the outstanding and unexercised options and upon receipt of Executive’s written request, a new listing shall be provided Executive as of the Separation Date depicting the options outstanding on that date.

(b)	Restricted Stock Grants.

Certificate No.	Plan	Grant Date	Restricted Stock Granted (in dollars)	Grant Price (in US$)	Restricted Stock Granted (in shares)	Restricted Stock Issued	Restricted Stock Outstanding	Vested Restricted Stock	Unvested Restricted Stock
R0152	2010	2/12/2014	210,000	35.275	5,955	4,963	922	—	992
R0064	2014	2/12/2015	250,000	65.540	3,815	1,908	1,907	—	1,907
R0144	2014	1/1/2016	225,066	51.385	4,380		4,380	—	4,380

							7,279		7,279

Prior to the Effective Date, Executive is vested in and has been issued those shares set forth in the seventh column (entitled “Restricted Stock Issued”) of the listing above and during the term of this Agreement, Executive shall continue to vest in the unvested shares in accordance with such shares’ terms and conditions. Immediately on the Separation Date and so long as all terms and conditions of such shares have been met, Executive will become fully vested in the remaining unvested shares and such shares shall be promptly issued to Executive in accordance with Executive’s previous election and so long as all taxes due from Executive resulting from such issuance of shares is paid in accordance with Executive’s previous election.

5.THIS PARAGRAPH INTENTIONALLY LEFT BLANK.

6.EXPENSES. Executive acknowledges and agrees that within thirty (30) days following the Separation Date, Executive will submit all expense reports (if any) with appropriate documentation, in accordance with UEI policies and procedures, and that when paid, Executive will have received full payment therefore and that there are no, nor will there be any, other expense items due Executive.

7.NO AUTHORITY. Executive acknowledges and agrees that effective immediately on the earlier of the Separation Date or January 1, 2018 (or such earlier date when Executive’s title and authority changes as requested by Executive’s superiors), Executive has no authority to bind any of the UEBV Entities to any contracts or commitments and agrees not to create any obligation of the UEBV Entities or bind or attempt to bind the UEBV Entities in any manner whatsoever, except as may be requested in writing by UEI’s Chief Executive Officer. Furthermore, Executive acknowledges and agrees that effective immediately on the Separation Date, he agrees not to involve himself in any activities of any of the UEBV Entities, except as may be requested in writing by UEI’s Chief Executive Officer.

8.DUTY TO COOPERATE. Executive agrees that after the Separation Date, he shall, in accordance with an independent consultancy agreement to be negotiated and agreed to by the parties, cooperate fully with the UEBV Entities and their counsel with respect to any matter (including any accounting, litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during the term of his employment with the UEBV Entities. Such cooperation shall include appearing from time to time at the offices of the UEBV Entities or the UEBV Entities’ counsel for conferences and interviews and in general providing the UEBV Entities and their counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned. During the entire period in which Executive provides cooperation as set forth in this Paragraph 8, all information concerning the UEBV Entities or their businesses learned or received by Executive shall be treated as confidential in the same manner as such information would have been treated during any period of employment and in accordance with the terms and conditions of confidentiality in Paragraph 10 below, which terms and conditions are hereby incorporated herein for purposes of this Paragraph 8.

9.RETURN OF UEBV ENTITIES' PROPERTY. Immediately after the Separation Date, all notes, reports, sketches, plans, books, credit cards, calling cards, keys (including any keys to automobiles), computers, and related paraphernalia, computer passwords, unpublished memoranda and all other documents or property which were created, developed, generated or held or controlled by Executive and which concern or are related to the UEBV Entities’ business, whether containing or relating to Confidential Information as defined below or not, are the property of the UEBV Entities and shall be returned to the UEBV Entities immediately; provided however, that Executive shall be allowed to retain (a) the laptop and mobile phone (including mobile phone number) (which phone Executive shall transfer to a person account and the UEBV Entities shall no longer pay for the phone’s service) in his possession but only so long as Executive allows the UEBV Entities’ IT department to ensure that all materials, data, links, software or other items concerning or relating to the UEBV Entities have been removed from the laptop and the mobile phone. Executive acknowledges that he has received all of his personal property that was located at the UJEBV Entities’ offices. In the event that the UEBV Entities or Executive shall discover any other property of the other in its or his possession, the UEBV Entities or Executive, as the case may be, shall immediately return such property to the other.

10.    CONFIDENTIAL INFORMATION. Executive recognizes he has a duty and obligation to the UEBV Entities to continue to protect the confidential and proprietary information and any trade secrets belonging to the UEBV Entities (“Confidential Information”) which includes but is not limited to information pertaining to sales, costing, pricing, customer lists, product development, marketing, accounts receivable, customer credit information, research or development, distribution, technology, product design, packaging, or manufacturing or assembly processes and know-how, and marketing and therefore agrees that:

(a)    Any and all Confidential Information produced or received by Executive during his employment and hereafter is the property of the UEBV Entities.

(b)    Executive shall not use, disclose, divulge or convey to any third person, anywhere in the world, any Confidential Information or its affiliates until such time as such information or secrets become publicly known by legitimate means, such as public disclosure by the UEBV Entities or otherwise through no wrongful act by Executive.

11.INDUCEMENT OF OTHER EMPLOYEES. For a two (2) year period ending on the second anniversary date of the Separation Date, Executive will not, directly or indirectly, solicit, induce or encourage any other person or entity to leave employment, agency or office with the UEBV Entities nor will he, directly or indirectly, hire any such person or entity.

12.NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

13.SEVERABILITY. In the event that any term or provision of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted (unless modified as hereafter provided in this Paragraph 13), and the remaining part of the Agreement shall continue in full force and effect. If any tribunal or Court of competent jurisdiction or any other competent regulatory body (including without limitation the UWV) deems any term or provision hereof unenforceable, such term or provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform same as thus modified. In making such determination, any such tribunal or Court shall also consider a reduction to or reimbursement to UEI for any consideration to which Executive has received or is to receive, including without limitation, any and all amounts and other items set forth in this Agreement.

14.WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

15.ENTIRE AGREEMENT/CONSTRUCTION. The terms of this Agreement constitute the entire Agreement between Executive and the UEBV Entities, and as of the date of this Agreement supersede any and all contemporaneous and prior agreement whether in writing or orally, between Executive and the UEBV Entities, including without limitation, those agreements set forth on Exhibit A, except that the (a) Salary Continuation Agreement (as identified and set forth on Exhibit A) shall remain in full force and effect in accordance with its terms until the Separation Date at which time the Salary Continuation Agreement shall cease and become null and void without further action by the Parties, and (b) agreements for those stock options and other stock awards identified in subparagraphs 4(a) and 4(b) shall remain in full force and effect in accordance with their terms. Executive acknowledges and agrees that none of the UEBV Entities have made any promises to Executive other than those set forth herein. Executive further acknowledges and agrees that Executive is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth herein. This Agreement shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by any of the UEBV Entities of any improper, wrongful, or unlawful actions, or other wrongdoing against Executive, and each of the UEBV Entities specifically disclaims any liability to or wrongful acts against Executive.

16.REMEDIES. Executive acknowledges that the covenants and agreements that he has made in this Agreement are reasonable and are required for the reasonable protection of the UEBV Entities’ business and its goodwill. Executive agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to the UEBV Entities, and that in addition to all other remedies provided by law or in equity with respect to the breach, the UEBV Entities will be entitled to (i) withhold any payments or portion thereof due Executive hereunder while Executive is in breach, and (ii) enforce the specific performance by Executive of Executive’s obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof, all without the need of posting bond or any other security, and that no claim by Executive against any of the UEBV Entities will constitute a defense or bar to the specific enforcement of Executive’s obligations. Executive agrees that the UEBV Entities shall be entitled to recover all costs of successfully enforcing any provision of this Agreement, including reasonable attorneys’ fees and costs of litigation and any interest. Executive further agrees that the withholding of any payments or portion thereof due it by the UEBV Entities pursuant to this Paragraph 16 shall in no way be construed as a limitation to the amount of damages sustained by the UEBV Entities or to which the UEBV Entities may be entitled or as liquidated damages.

17.KNOWING AND VOLUNTARY. Executive also acknowledges and recites that:

(a)He enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, without force by any employee or agent of the UEBV Entities, and after having given the matter full and careful consideration;

(b)	He has read and understands this Agreement in its entirety; and

(c)    He has been advised and directed orally and in writing (and this subparagraph 17(c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it, and he has had an opportunity to negotiate about its terms.

18.    RELEASE, DISCHARGE, WAIVER AND COVENANT TO SUE. For and in consideration of the mutual covenants provided in this Agreement, including without limitation the continued employment in Paragraph 1 and the payments set forth in Paragraph 3 above and the continued vesting of the stock options and other stock awards aet forth in Paragraph 4 above, Executive:

(a)	hereby fully and irrevocably releases and discharges the UEBV Entities from, and

(b)	hereby fully and irrevocably waives any obligations of the UEBV Entities for, and

(c)
with the exception of any Claim as defined herein that applicable law precludes Executive from waiving or otherwise giving up Executive’s right to file a charge and any claim that any of the UEBV Entities breached its commitments under this Agreement, hereby covenants not to sue or otherwise commence any action to recover from the UEBV Entities, any and all sums of money, accounts, actions, causes of action, claims and demands (“Claims”) based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by any of the UEBV Entities in consequence of, arising out of, or in any way related to Executive’s employment, compensation, pension scheme, or separation of employment, with the UEBV Entities or any of its subsidiaries, affiliated organizations, divisions or operational subdivisions, including Executive’s separation as an employee of the UEBV Entities on the Separation Date. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all Claims, and any obligations or causes of action arising from such Claims, which could have been raised under common law or under any statute, law, regulation, ordinance, or any other provision of any jurisdiction in which Executive is or was employed (including without limitation the Netherlands, France, Germany, Italy, India, Singapore, Spain, USA and the United Kingdom) including wrongful or retaliatory discharge, breach of contract, any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, personal injury, any claim arising under any property law theory, any claims under any federal or local law, statute, regulation, ordinance, or any other provision for age, race, sex, or other forms of employment discrimination or retaliation, and any claims under any other federal, or local law, statute, regulation, ordinance or public policy, and/or any claims under any express or implied contract which Executive or Executive’s successors or assigns or representatives may claim existed or arose on or before the date on which Executive signed this Agreement. This release and discharge, waiver and covenant not to sue expressly includes all claims, and any obligations or causes of action arising from such claims, that could have been raised in any country’s courts or agency or other governmental entity.

(d)It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(e)Executive further expressly waives any and all rights Executive may have under any statute or common law principle of any other country which is of similar force and effect as California Civil Code Section 1542. Thus, for purposes of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor against the Released Parties at the time of execution of this Agreement, and that this Agreement expressly contemplates the extinguishments of all such claims.

(f)Executive agrees to withdraw with prejudice any and all complaints or charges, if any, Executive has filed against any of the Released Parties with any agency or court. Executive agrees that Executive will never file any lawsuit, complaint, or charge against any Release Party based upon the claims released in this Agreement.

19.NON-DISCLOSURE. Executive certifies that he has not and agrees that he will not discuss, disclose or release in any fashion any information relating to this Agreement to any person other than his attorney, accountant, financial advisor, and spouse, each of whom he has advised of this confidentiality provision and directed to maintain the same.

20.NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested), postage prepaid; (b) upon dispatch if transmitted by email or facsimile, in any case to the parties at the following email address(es) or facsimile number(s), as the case may be:

If to Executive:
Paul J. M. Bennett
Vaarwerkhorst 62
7531HR
Enschede
NL
Email Address: geabakker@hotmail.com
Facsimile Number: None

If to UEBV:
Universal Electronics BV
Colosseum 2
7521 PT, Enschede
The Netherlands
Email Address: c/o Legal@UEI.com
Facsimile Number: +1 (714) 918-4100

With a Required Copies to:
Universal Electronics Inc.
Attn: Legal Department
201 East Sandpointe Avenue
8th Floor
Santa Ana, California 92707
Email Address: Legal@UEI.com
Facsimile Number: +1 (714) 918-4100

And

Taco Huizinga
The Law Factor
Advocaten voor Innovators
Mathildelaan 1a
5611 BD Eindhoven
The Netherlands
Email Address: taco.huizinga@thelawfactor.nl
Facsimile Number: None

or to such other email address(es) or facsimile number(s) as any party may designate by written notice in the aforesaid manner.

21.GOVERNING LAW. This Agreement is to be executed in the Netherlands and shall be construed and enforced under the laws of the Netherlands without regard to its conflict of laws provisions.

22.SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement and shall be binding upon Executive, Executive’s executors, spouse, administrators, legatees, heirs, or any other successor in interest, except that the rights and obligations of Executive contained in Paragraph 8, being personal in nature, may not be assigned or delegated by Executive to anyone, and upon the UEBV Entities, their successors and any assignee or transferee of or successor to all or substantially all of the business or assets of the UEBV Entities, and may not be amended, in whole or in part, except in writing signed by a duly authorized officer of UEI and UEBV and Executive.

23.COUNTERPARTS. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same agreement.

24.SURVIVAL. Paragraphs 4 and 6-24, inclusive shall survive the termination of this Agreement.

25.REVOCATION. Executive shall have the right to revoke his consent to this Agreement for convenience under section 7:671 (2) of the Dutch Civil Code. If Executive wishes to execute this right, he must provide UEBV a written statement to this effect within fourteen (14) days after his execution of and consent to this Agreement. If Executive fails to exercise his right to revoke his consent in accordance with the provisions and within the time frame set forth in this Paragraph 25, Executive’s consent to this Agreement shall be final and irrevocable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dated indicated above.

UNIVERSAL ELECTRONICS BV, FOR ITSELF
AND ON BEHALF OF THE UEBV ENTITIES        EXECUTIVE

By: /s/ Paul D. Arling             /s/ Paul J. M.Bennett
Its:                             Paul J. M. Bennett - Signature

Exhibit A
to
Employment and Separation Agreement
and
General Release

EMPLOYMENT AND BOARD OF DIRECTORS POSITIONS

Name of Entity	Title as Employee	Member of BOD
Universal Electronics BV
Managing Director until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
Yes - To resign on the Effective Date
Universal Electronics Inc.
Executive Vice President and Managing Director - EMEA until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
No
UEI Electronics Private Limited (India)	None	Yes - To resign on the Effective Date
UE Singapore Private Limited	None	Yes - To resign on the Effective Date
One For All France
Managing Director until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
Yes - To resign on the Effective Date
One For All GmbH
Managing Director until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
Yes - To resign on the Effective Date
One For All Iberia
Managing Director until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
Yes - To resign on the Effective Date
One For All UK Ltd.
Managing Director until the earlier of December 31, 2017 or the Separation Date (or as otherwise allowed in this Agreement); and after December 31, 2017, Strategic Advisor to the Managing Director until the Separation Date
Yes - To resign on the Effective Date
Universal Electronics Italia SRL	None	Yes - To resign on the Effective Date
Ultra Control GmbH	None	Yes - To resign on the Effective Date

Exhibit A
to
Employment and Separation Agreement
and
General Release
(continued)

AGREEMENTS

Employment Agreement by and between One For All B.V. [now known as Universal Electronics BV] and Paul Joseph Bennett dated June 16, 1996, as amended by that First Amendment to Employment Agreement by and between Universal Electronics BV and Paul Bennett dated September 1, 1999.

Salary Continuation Agreement by and between Universal Electronics Inc. and Paul J. Bennett dated June 16, 1996 as amended by that Amendment to Salary Continuation Agreement dated January 23, 1997.

Contract of Employment by and between One For All GmbH and Mr. PJM Bennett agreed and signed on September 1, 1999, as amended by that Amendment to Contract of Employment September 1st 1999 dated as of January 1, 2010.

Contract of Employment by and between One For All Iberia S.L. and Mr. PJM Bennett agreed and signed on September 1, 1999, as amended by that Amendment to Contract of Employment September 1st 1999 dated as of January 1, 2010.

Contract of Employment by and between Universal Electronics Inc., and Mr. PJM Bennett agreed and signed on September 1, 1999.

Contract of Employment by and between One For All UK Ltd., and Mr. PJM Bennett agreed and signed on September 1, 1999, as amended by that Amendment to Contract of Employment September 1st 1999 dated as of January 1, 2010.

Contract of Employment by and between One For All France S.A.S. and Mr. PJM Bennett agreed and signed on September 1, 1999, as amended by that Amendment to Contract of Employment September 1st 1999 dated as of January 1, 2010.

Contract of Employment by and between Universal Electronics Italia SRL and Mr. PJM Bennett agreed and signed on July 1, 2009, as amended by that Amendment to Contract of Employment July 1st 2009 dated as of January 1, 2010.

Contract of Employment by and between Universal Electronics Singapore Pte. Ltd. and Mr. PJM Bennett agreed and signed on July 1, 2009, as amended by that Amendment to Contract of Employment July 1st 2009 dated as of January 1, 2010.

Exhibit B
to
Employment and Separation Agreement
and
General Release

FORM OF LETTER OF RESIGNATION

[Date]

To the Board of Directors of [Name of Company]:

Effective immediately, I hereby resign as a member of [Name of Company] Board of Directors.

Regards,

Paul J. M. Bennett